UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 9, 2020

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
Comscore Provides Update on Strategic Alternatives Review Process
As previously disclosed, comScore, Inc. (the "Company"), with the assistance of its financial advisors, has been conducting a thorough review of strategic alternatives. The Company has pursued, and is continuing to pursue, all strategic options to maximize shareholder value.
By filing this Current Report on Form 8-K, the Company is fulfilling its requirement to Starboard Value LP ("Starboard") pursuant to a Confidentiality Agreement (the "Agreement") between the Company and Starboard that was entered into in connection with this process, to disclose any material, nonpublic information of the Company that Starboard or any of its affiliates received pursuant to the Agreement.
Update on Strategic Alternatives Review Process
The Company is in advanced discussions with respect to a convertible preferred stock transaction with an anchor investor. The Company has signed a non-exclusive, non-binding term sheet with such investor and is in active discussions with the anchor investor and potential co-investors. Additional details regarding the signed term sheet are set forth below. The Company and the other relevant parties are working to conclude negotiations with respect to this proposed transaction; however, the Company is considering alternatives that have been presented to it in the event that an agreement cannot be reached with these parties.
The transaction contemplated by the non-binding term sheet, if consummated, would result in a significant reduction in the Company's outstanding indebtedness, including the retirement of its senior secured convertible notes (the "Notes"), enhancing its balance sheet and liquidity profile. In addition, the transaction would include an enhanced commercial relationship to support the Company's growth initiatives.
The non-binding term sheet contemplates that the preferred stock would be entitled to annual cash dividends. The preferred stock would vote on an as-converted basis with the Company's common stock, subject to certain limitations. The investors would receive board and observer designation rights on terms customary for transactions of this type. The investors would also receive customary registration rights for the shares of the Company's common stock issuable upon conversion of the preferred stock. The Company would be entitled to convert the preferred stock to common stock under certain circumstances. The transaction would be subject to shareholder approval. The purchase agreement governing the issuance of the shares of preferred stock would contain customary representations, warranties, covenants and indemnification.
There can be no assurances regarding the timing of any action or transaction or that the strategic review process will result in any particular outcome, including the transaction described above, or that any transaction contemplated by the non-binding term sheet will necessarily follow the terms described above. The Company does not intend to provide additional updates with respect to the foregoing matters unless or until it determines that further disclosure is necessary.
Starboard Interest Payment
On December 9, 2020, the Company determined to pay the interest due on January 4, 2021 with respect to the Notes in shares of the Company's common stock. The Company will continue to monitor performance through the month of December and may seek consent from the holders of the Notes to pay all or a portion of interest in cash on January 4 if conditions warrant.
Cautionary Note Regarding Forward-Looking Statements
This Item 8.01 contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, the Company's expectations, plans and opinions regarding a potential convertible preferred stock transaction, reduction in outstanding indebtedness, balance sheet enhancement and liquidity profile, commercial relationships, growth initiatives, the timing to conclude negotiations, the Company's strategic review process, the Company's January 4 interest payment, and the Company's intention to provide additional updates. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in the timing or terms of the potential transaction; failure to obtain any required approvals or consents; external market conditions; changes in commercial relationships; and the Company’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to the Company's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that the Company makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. The Company does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this report, or to reflect the occurrence of unanticipated events.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Gregory A. Fink
Gregory A. Fink
Chief Financial Officer and Treasurer
Date: December 11, 2020
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